EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Improved Operating Results for First Quarter 2012

EDINBURG, Va., May 4, 2012 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three months ended March 31, 2012.

First Quarter 2012 Highlights

Highlights for the quarter include:

  Revenue of $68.8 million, an increase of 14% from first quarter 2011
  Net income of $4.5 million and net income from continuing operations of $4.4 million, up 48% and 44%, respectively, from first quarter 2011
  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $25.0 million, compared to $21.4 million for the first quarter of 2011, an increase of 17%
  Net postpaid PCS customer additions of 2,064 and net prepaid customer additions of 7,285
  At March 31, 2012, the Company had 250,684 postpaid PCS customers and 114,384 prepaid customers
  PCS Postpaid churn was 1.86% in the first quarter of 2012 compared to 1.76% in first quarter 2011. Prepaid churn improved to 3.65% from 4.50% in first quarter 2011
  Cable segment revenue generating units increased 2,361 during the first quarter of 2012, compared to an increase of 2,438 in the first quarter of 2011
  Ninety percent of the cable markets acquired in 2010 have now been upgraded to DOCSIS 3.0 and are now capable of providing voice service as well as improved high speed data and video services.

President and CEO, Christopher E. French commented, "We are very pleased with the significant increase in our net income, and the continued good growth in customers and revenues. Demand for broadband services continued to be strong across all three of our business segments. We have commenced work on our large upgrade project for our Wireless network as part of Sprint Nextel's Network Vision project, and are nearing completion of the planned upgrades to our acquired cable networks."

Consolidated First Quarter Results

For the quarter ended March 31, 2012, net income from continuing operations was $4.4 million compared to $3.1 million in the first quarter of 2011. Operating income for the first quarter of 2012 was $8.8 million, up $1.7 million or 24% from the first quarter of 2011. Adjusted OIBDA (as defined below) increased to $25.0 million in the first quarter of 2012 from $21.4 million in the first quarter of 2011.

Total revenues for the first quarter of 2012 were $68.8 million, an increase of $8.4 million or nearly 14% compared to $60.4 million for the 2011 first quarter.   Increases in cable and PCS customer counts, combined with increases in the monthly revenue per customer in all categories, accounted for the growth in revenues. Operating expenses increased $6.7 million or 12.5%, from $53.3 million in the first quarter of 2011 to $60.0 million in first quarter 2012.  Major components of the expense increase included $1.9 million in PCS handset costs, $0.9 million in other PCS costs of goods and services, $1.5 million in net incremental PCS depreciation and amortization expenses, $1.5 million in PCS sales and marketing costs, and $0.9 million in Cable segment operating costs.

Wireless Segment

Wireless segment operating income increased $0.5 million and operating revenues increased by $6.2 million in the first quarter of 2012 compared to the first quarter of 2011.  The $3.6 million increase in postpaid PCS revenues was primarily due to a 6% increase in the customer base and the increasing proportion of smartphones, which are subject to additional fees. The $2.6 million increase in prepaid revenues was principally due to the 50% increase in average subscribers in the first quarter of 2012, compared to the first quarter of 2011, with an increase in the proportion of customers with higher revenue plans accounting for the remainder of the increase.

Operating expenses increased $5.7 million.  Postpaid handset costs increased $1.0 million due principally to the higher subsidies on iPhones, which were not available until the fourth quarter 2011. Prepaid handset subsidies increased $0.9 million and wireless network costs increased $0.7 million in the first quarter of 2012 compared to the 2011 first quarter.   Selling, general and administrative expenses increased $1.4 million, due equally to prepaid and postpaid marketing costs.  Depreciation expense increased $1.5 million, as the Company began to accelerate depreciation on cell site assets that will be replaced in 2012 and 2013 as part of the Network Vision upgrade. Accelerated depreciation on these assets totaled $2.0 million in the first quarter of 2012, and was partially offset by the declining amortization expense associated with the prepaid subscribers acquired in 2010, which decreased $0.4 million compared to the 2011 first quarter amortization. First quarter adjusted OIBDA was $18.4 million, an increase of $2.0 million from the first quarter of 2011.

The Company continued to experience customer growth in its postpaid wireless markets, adding 2,064 net retail postpaid customers during the first quarter of 2012, compared to the 3,016 net added during the first quarter of 2011. The Company's postpaid wireless customer count at March 31, 2012 was 250,684, a 12,859 or 5.4% increase from March 31, 2011. The Company's first quarter postpaid churn was 1.86% compared to 1.76% in first quarter 2011. Gross adds of retail postpaid customers for first quarter 2012 totaled 15,966, up from 15,486 in the first quarter of 2011.

During the first quarter, the Company added 7,285 net prepaid subscribers, ending the first quarter of 2012 with 114,384 prepaid subscribers, compared to 80,243 as of March 31, 2011. Gross additions of prepaid subscribers totaled 19,364 in the first quarter of 2012, compared to 23,170 added in the first quarter of 2011. Prepaid churn was 3.65% for the first quarter, down from 4.50% for the first quarter of 2011.

Cable Segment

Cable segment operating loss decreased $1.2 million in the first quarter of 2012 from the 2011 first quarter. System upgrades for the July 2010 JetBroadband acquisition are now approximately 90% complete, and are scheduled to be finished in 2012. Operating revenue in the first quarter of 2012 increased $2.1 million on 7% growth in revenue generating units and 4% growth in revenue per subscriber, compared to the first quarter of 2011.  Operating expenses increased by $0.9 million in first quarter 2012 over first quarter 2011. Operating expense increases included $0.3 million in costs to provide expanded internet and voice services in upgraded markets, sales and marketing costs of $0.4 million, and depreciation and amortization expense of $0.2 million. Adjusted OIBDA for first quarter 2012 was $1.5 million, compared to $0.1 million in the first quarter of 2011.

Revenue generating units (the sum of voice, data, video and digital video subscribers) totaled 139,599 at the end of the first quarter of 2012, an increase of 7% from the prior year, and a quarterly increase of 2,361 compared to an increase of 2,438 in the first quarter of 2011.

Wireline Segment

Wireline segment operating income was $3.8 million in 2012 first quarter, essentially unchanged from the first quarter of 2011. Adjusted OIBDA for the Wireline segment for first quarter 2012 was $6.1 million, an increase of $0.2 million from the comparable 2011 period. Wireline segment DSL customers grew by 319 to 12,472 or 2.6% from the prior year period. Access lines at March 31, 2012, were 22,838, compared to 23,083 at December 31, 2011 and 23,638 at March 31, 2011.

Other Information

Capital expenditures were $14.8 million in the first quarter of 2012, down slightly from $16.1 million in the comparable 2011 period. Capital expenditures in first quarter 2012 related primarily to upgrading the acquired cable networks and capacity upgrades at PCS sites, while spending in first quarter 2011 primarily included upgrades to the cable networks acquired in 2010. The Company expects that capital spending will begin to increase during the second  quarter as the Company begins upgrading cell sites as part of the Network Vision project.

Cash and cash equivalents as of March 31, 2012 were $19.6 million, up from $15.9 million at December 31, 2011. Total outstanding debt at March 31, 2012 totaled $175.1 million, down from $180.6 million at December 31, 2011. Over the next twelve months, the Company expects to make approximately $21.9 million in scheduled principal repayments. At March 31, 2012, the debt/equity ratio was 0.87 and debt as a percent of total assets was 37%. The amount available to the Company through its revolver facility was $50 million as of March 31, 2012.

In February 2012, the Company executed Addendum XII to the Management Agreement with Sprint Nextel that paves the way for the Company to implement 4G LTE services in its PCS service area in conjunction with Sprint Nextel's previously announced Network Vision plan. The Company expects to spend approximately $60 million on capital expenditures related to this plan during 2012, and an additional $55 million in 2013, in addition to on-going capital spending needs to support capacity on the wireless network.  The Company will accelerate depreciation on existing PCS assets to be replaced which is expected to add expenses of approximately $7.3 million and $5.3 million to 2012 and 2013, respectively, and expects to incur additional network related costs to support the transition to 4G LTE during 2012. The Company also executed an amendment to its credit agreements that removed the fixed charge coverage ratio covenant for periods ending after December 31, 2011.

The Company has substantially completed the sale of its Converged Services properties, and expects to close on all remaining transactions in the next ninety days. The Company expects that the proceeds from the sales will approximate the book value of the assets sold.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, May 4, 2012.

Teleconference Information:

Friday, May 4, 2012, 2:00 P. M. (ET)

Dial in number: 1-888-695-7639

Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2012	2011

Cash and cash equivalents	$ 19,643	$ 15,874
Other current assets	37,329	48,590
Investments	8,446	8,305

Net property, plant and equipment	311,531	310,754

Intangible assets, net	79,474	81,346
Other assets, net	15,182	15,110
Total assets	$471,605	$479,979

Current liabilities, exclusive of current maturities of long-term debt of $21,916 and $21,913, respectively	$ 31,149	$ 33,666
Long-term debt, including current maturities	175,140	180,575
Total other liabilities	62,868	68,079
Total shareholders' equity	202,448	197,659
Total liabilities and shareholders' equity	$471,605	$479,979

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2012	2011
Revenues	$68,823	$60,428

Cost of goods and services	29,029	26,061
Selling, general and administrative	15,170	13,338
Depreciation & amortization	15,807	13,938
Operating expenses	60,006	53,337
Operating income	8,817	7,091

Interest expense	(1,795)	(1,819)
Other income (expense), net	659	93
Income from continuing operations before income taxes	7,681	5,365
Income tax expense	3,273	2,305
Net income from continuing operations	$4,408	$3,060
Income (loss) from discontinued operations, net of taxes	58	(33)
Net income	$4,466	$3,027

Net income from continuing operations	$0.19	$0.13
Earnings (loss) from discontinued operations	--	--
Net income	$0.19	$0.13

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three months ended March 31, 2012 and 2011:

(in thousands)	Three months ended March 31,
	2012	2011
Adjusted OIBDA	$25,014	$21,374

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

(in thousands)	Three Months Ended March 31,
	2012	2011
Operating income	$ 8,817	$ 7,091
Plus depreciation and amortization	15,807	13,938
OIBDA	24,624	21,029
Plus loss on asset sales	33	75
Plus share based compensation expense	357	270
Adjusted OIBDA	$25,014	$21,374

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months March 31, 2012 and 2011:

Wireless Segment: (in thousands)	Three Months Ended March 31,
	2012	2011
Operating income	$ 10,525	$ 10,075
Plus depreciation and amortization	7,757	6,235
OIBDA	18,282	16,310
Plus loss on asset sales	4	16
Plus share based compensation expense	104	80
Adjusted OIBDA	$ 18,390	$ 16,406
Cable Segment: (in thousands)	Three Months Ended March 31,
	2012	2011
Operating loss	$ (4,542)	$ (5,720)
Plus depreciation and amortization	5,852	5,698
OIBDA	1,310	(22)
Plus loss on asset sales	9	47
Plus share based compensation expense	149	106
Adjusted OIBDA	$ 1,468	$ 131
Wireline Segment: (in thousands)	Three Months Ended March 31,
	2012	2011
Operating income	$ 3,791	$ 3,800
Plus depreciation and amortization	2,173	1,949
OIBDA	5,964	5,749
Plus loss on asset sales	20	10
Plus share based compensation expense	82	62
Adjusted OIBDA	$ 6,066	$ 5,821

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Adele M. Skolits
         540-984-5161